Exhibit 10.5

FIRST AMENDMENT TO EMPLOYMENT AGREEMENT

This First Amendment to Employment Agreement (this “Amendment”) is entered into this 22nd day of April, 2016, by and between Armstrong Energy, Inc. and its subsidiaries (“Employer”), 7733 Forsyth Boulevard, Suite 1625, St. Louis, Missouri 63105 and Jeffrey F. Winnick (“Winnick”), 685 Marshall Avenue, St. Louis, Missouri 63119. Employer and Winnick are sometimes referred to collectively herein as the “Parties.”

WHEREAS, the Parties entered into that certain Employment Agreement dated September 1, 2015 (the “Agreement”); and

WHEREAS, the Parties desire to further amend the Agreement to adjust Winnick’s compensation in the event Employer terminates Winnick’s employment without Cause, Winnick terminates his employment for Good Reason, or in the event of a termination under Section 5.2 of the Agreement due to a Change in Control, each as defined in the Agreement.

NOW, THEREFORE, in consideration of the premises and mutual covenants herein set forth, the Parties hereto agree as follows:

1.Section 6 of the Agreement is hereby amended and replaced in its entirety with the following:

6.    Separation Package
6.1    Cause. In the event Employer terminates Winnick’s employment for Cause, Winnick shall not be entitled to any compensation or benefits beyond his termination date.
6.2    Without Cause; For Good Reason; Change in Control. In the event Employer terminates Winnick’s employment without Cause, Winnick terminates his employment for Good Reason, or in the event of a termination under Section 5.2 due to a Change in Control, Employer shall:
A.    for the longer of (a) twelve (12) months following such termination or (b) until the expiration of the Initial Term, continue Winnick’s Salary Compensation at the same rate as such Salary Compensation was set hereunder on the day prior to Winnick’s termination, plus pay a bonus at the target amount established for that year but in no event less than 50% of Winnick’s then annual salary as of the date of such termination;
A.for the longer of (a) twelve (12) months following such termination or (b) until the expiration of the Initial Term, pay the premiums for Winnick and his dependents to continue group health insurance under such group policy(ies), if any, on the same terms as Employer provides to Employer employees, provided such payments may cease earlier following termination if:
(i)the applicable group policy does not permit continuation coverage beyond the maximum time periods established by applicable law for continuation coverage, in which case payments shall cease when the applicable maximum period is reached for each covered individual; or
(ii)Winnick and/or any covered dependent(s) advise Employer that Winnick and/or any covered dependent(s) have obtained other satisfactory group health coverage in which case coverage shall cease only for such individuals who have obtained such other group coverage; and
(iii)Employer ceases to provide any group health policy to any employees.
6.3    Miscellaneous. Any payments under this Section 6 shall be subject to such deductions as may be required by law. In addition, in the event Winnick violates any of the terms of Section 7 or 9-11 of this Agreement, as determined in good faith by Employer, any payments and benefits otherwise due under this Section 6 shall immediately cease and Winnick shall be required to repay to Employer any amounts already paid to his under this Section 6. Any payments under this agreement associated with termination of employment are conditional upon Winnick’s execution of an appropriate release of all future claims against Employer or its successors.

2.	All other terms and conditions of the Agreement that are not hereby amended are to remain in full force and effect.

IN WITNESS WHEREOF, this Amendment has been executed and delivered by an authorized representative of the Company and by Winnick as of the date first above written.

Armstrong Energy, Inc.

/s/ Martin D. Wilson
Martin D. Wilson, President and Chief Executive Officer

/s/ Jeffrey F. Winnick
Jeffrey F. Winnick